Filed pursuant to Rule 433
                                                         File No.: 333-140720-04


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                                      (SM)

                                  EQUIFIRST(R)

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EquiFirst Business Summary

-   Company founded in 1990 as a non-conforming wholesale lender.

-   Origination Channels

        -   100% Wholesale - no traditional retail or correspondent

        -   Loans are originated through independent mortgage brokers

        -   Licensed in 47 states plus the District of Columbia

        -   All loans are closed and funded in the name of EquiFirst

-   Two Production Centers

        -   Charlotte = Easter and Central Time Zones: 70% or originations

        -   Phoenix = Mountain and Pacific Time Zones: 30% of originations

        -   Originations

                -   $5+ billion in 2004

                -   $8.8 billion in 2005

                -   $10.7 billion in 2006

        - Centralized operations provide consistent underwriting and efficient cost structure.

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Opportunity

o Originator fallout and consolidation have created opportunity for EquiFirst

o Industry fallout is being driven by EPD's, liquidity and undisciplined underwriting

o Investment banks are vertically integrating by buying servicers and originators

o Originators reliant on warehouse lines for their funding have been squeezed and have had to shutter operations


Historical Production Volume

                                [GRAPHIC OMITTED]

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WAC & FICO


                                [GRAPHIC OMITTED]


LTV/CLTV Trend                             Stated and FTHB Trends
[GRAPHIC OMITTED]                          [GRAPHIC OMITTED]

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EquiFirst Performance Trends

o     EFC deals perform well against same vintage cohorts in cumulative loss

o     EFC deals have been serviced by a wide variety of servicers

o With HomEq as our sister company, Barclays has created a powerful combination of superior origination and servicing.


                               [GRAPHIC OMITTED]


Deal              Originator        Px Date           OB         WAC      LTV     FICO   FRM %   Full Doc %   Purchase %    OO %
---------------   --------------   ----------   --------------   ----    -----    ----   -----   ----------   ----------   ------
RAMP 2005-EFC6    EquiFirst        11/18/2005     $693,854,460   7.01%   82.51%    632   13.05        68.34        40.50    96.88
CWL 2005-13       Countrywide      11/16/2005   $1,999,999,000   7.41%   78.20%    603   30.00        67.53        33.20    97.10
FFML 2005-FF12    First Franklin   12/22/2005   $1,965,158,000   6.84%   80.10%    656   10.40        62.60        74.59   100.00
OOMLT 2005-5      Option One        11/7/2005   $1,044,725,000   7.54%   84.70%    625   20.60        63.73        42.70    90.20
GSAMP 2005-WMC2   WMC              11/18/2005   $1,110,702,000   7.11%   73.70%    645   19.20            -        51.70    96.30

Deal              SFR %   CA %    IO %    2nds %   PPP Cov.%   Current Factor
---------------   -----   -----   -----   ------   ---------   --------------
RAMP 2005-EFC6    85.57    9.02   28.38        -       73.72          0.74492
CWL 2005-13       73.90   28.40   25.97        -       73.92          0.69343
FFML 2005-FF12    67.50   38.00   53.15        -       78.07          0.77371
OOMLT 2005-5      79.10   20.00   26.20     3.32       72.38          0.70467
GSAMP 2005-WMC2   69.70   48.00   20.34    10.54           -          0.68257

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EquiFirst Performance Trends (continued)


                               [GRAPHIC OMITTED]



Deal              Originator        Px Date           OB         WAC      LTV     FICO   FRM %   Full Doc %   Purchase %    OO %
---------------   --------------   ----------   --------------   ----    -----    ----   -----   ----------   ----------   ------
RAMP 2005-EFC7    EquiFirst        12/21/2005     $725,000,210   7.23%   82.76%    630   21.69        70.47        39.31    96.06
CWL 2005-15       Countrywide      12/22/2005     $399,999,000   6.77%   76.30%    606   52.50        74.56        17.10    97.60
FFML 2005-FFH4    First Franklin   11/30/2005     $965,425,000   7.98%   98.80%    660   15.00        50.98        79.10    99.20
SABR 2005-OP2     Option One       12/21/2005   $1,008,165,000   7.41%   78.80%    622   15.00        58.15        35.70    91.70
GSAMP 2005-WMC3   WMC               1/24/2006     $729,053,000   7.31%   73.50%    640   18.00        31.07        52.80    95.50

Deal              SFR %   CA %    IO %    2nds %   PPP Cov.%   Current Factor
---------------   -----   -----   -----   ------   ---------   --------------
RAMP 2005-EFC7    86.70    8.61   27.57        -       74.09          0.76139
CWL 2005-15       70.90   32.10   21.78        -       89.22          0.71849
FFML 2005-FFH4    76.60    8.70   35.80        -           -          0.78604
SABR 2005-OP2     76.20   23.00   22.90     1.27       73.30          0.64536
GSAMP 2005-WMC3   68.50   47.70   16.70    10.90           -          0.72361

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EquiFirst Performance Trends (continued)


                               [GRAPHIC OMITTED]



Deal              Originator        Px Date           OB         WAC      LTV     FICO   FRM %   Full Doc %   Purchase %    OO %
---------------   --------------   ----------   --------------   ----    -----    ----   -----   ----------   ----------   ------
RAMP 2006-EFC1    EquiFirst         1/20/2006     $610,000,210   7.62%   83.30%    628   18.12        71.42        41.61    96.52
CWL 2006-2        Countrywide       2/23/2006     $849,999,000   7.92%   78.90%    613   24.60        64.22        40.10    95.80
FFML 2006-FF1     First Franklin    1/23/2006     $980,127,000   6.90%   79.30%    653   14.60        62.57        57.60    96.80
SABR 2006-OP1     Option One        1/24/2006   $1,259,701,000   7.43%   79.10%    621   15.90        64.00        36.30    93.50
MSAC 2005-HE7     WMC              12/16/2005   $1,347,325,000   7.11%   77.50%    628   19.10            -        42.20    94.30

Deal              SFR %   CA %    IO %    2nds %   PPP Cov.%   Current Factor
---------------   -----   -----   -----   ------   ---------   --------------
RAMP 2006-EFC1    85.63   13.77   23.85        -       71.20          0.76392
CWL 2006-2        71.20   24.70   34.97        -       70.00          0.72988
FFML 2006-FF1     70.10   42.08   61.14        -       80.98          0.78034
SABR 2006-OP1     76.40   18.63   19.00     0.68       72.02          0.64070
MSAC 2005-HE7     75.00   34.40   15.95     4.68       72.20          0.70407

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EquiFirst Production

OO = Owner Occupied
NOO = Non-owner Occupied
Limited = 12 (Combo), 6 (Core, Jumbo) months bank statements

Notes:

- Interest only, 40/30 and the 50/30 Balloon are available as payment options on all programs with some restrictions

-   Some property types are restricted with LTV

-   Credit restrictions do apply in some property types for occupancy

-   Minimum co-borrower score on most programs is 500 (No Ratio is 620)

- Please see individual guideline sheets or rate sheets for more comprehensive detail

                              Program Highlights

                         Core                Jumbo                     80/20            No Ratio
                  -------------------------------------------------------------------------------------

                                                                                          Up to
                                                                   Up to                $800,000
  Loan Sizes        Up to $750,000      Up to $1,500,000     $800,000 1s t lien       (single lien)
                                                             $200,000 2nd lien      Up to $1,000,000
                                                                                        (Combo)

    LTV                Up to 95%           Up to 95%                100%               Up to 95%

                       Full Doc            Full Doc
Documentation          Limited             Limited                Full Doc             No Ratio
    Type               Stated              Stated

                                            600
                        520                 600                  600 (95%)          620 (single lien)
Credit Score            560                 620                  660 (100%)            680 (combo)


Max Mortgage           1x90                 1x30                   0x30                  0x30
  History          All Doc Types        All Doc Types

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Credit Modifications

   o Monthly monitoring of trends in delinquency, repurchases and due diligence kicks for trends related to poor performance

   o  Barclays will conduct the due diligence on the pools EquiFirst originates

   o Training is administered by our most senior underwriters, who are responsible for certain production units

   o As a result of our feedback loop, we have been making modifications since early 2005 as we find trends and issues requiring adjustments


                                                         --------------
                                                            September                      ---------------------
                                                              2006                           February 2007       -----------------
-----------------                                            - FTHB                          - FTHB OA, FICO         May 2007
    March 2005                                              Tradeline                        - Stated FTHB on       - Benefit to
  - Proof of                                                 Change                                rent              borrower
  Self Employed                                          --------------                        free LTV and         - Layered
-----------------                                             | ------------------------         Tradeline            risk must
     |                                                        |      November 2006           - Tradelines in         go to PFQC
     |   -------------------                                  |   - Tradeline Change I            general        -----------------|
     |      December 2005     --------------                  |       - Stated W2            - Removal of 100%               |    |
     |     - Stated Combos      March 2006                    |         - FSBO               Loan & <600 FICO                |    |
     |           <640           - Detroit                     |      - Stated NOO          ---------------------             |    |
     |   -------------------  --------------  --------------- |        Reserves                      |    ------------------ |    |
     |            |                |            July 2006     | ------------------------             |         April 2007    |    |
     |            |                |           - Combos <600  |           |     ----------------     |       - Reinstated    |    |
     |            |                |          --------------- |           |       January 2007       |           620+        |    |
     |            |                |                |         |           |        - No Ratio        |       Full Doc 100%   |    |
     |            |                |                |         |           |           Combo          |         one-loan      |    |
     |            |                |                |         |           |            680           |    ------------------ |    |
     |            |                |                |         |           |     ---------------      |             |         |    |
     |            |                |                |         |           |             |            |             |         |    |
     |            |                |                |         |           |             |            |             |         |    |
--------------------------------------------------------------------------------------------------------------------------------  |
   |      |             |                    |                               |                             |                      |
   |      |             |                    |                               |                             |                      |
   |      |             |                    |                               |           -------------------------------------    |
   |      |             |                    |                               |                        March 2007                  |
   |      |    -------------------           |                               |               - Limited LTV to 95% max             |
   |      |        February 2006             |                     -------------------                 except                     |
   |      |      - Builder/Realtor           |                          December2006             660+ full doc combo              |
   |      |        Conflicts of    --------------------              - FTHB Tradeline           - Seasoning in home               |
   |      |          terest               June 2006                      Change II        - Verification of listing price on      |
   |      |   --------------------  - Appraiser phone                - FTHB OO only                      PM                       |
   |   --------------------            verification                  - Reserves FTHB           - Reduced LTV on NOO &             |
   |       May 2005                    - Tradeline                   - Reserve >90%               Purchase & Keep                 |
   |     - Purchase &                    Changes                         Stated                - Restricted tradeline             |
   |          Keep                 --------------------            -------------------               requirements                 |
   |     - Stated Income                                                                          for BK < 2 years                |
   |   --------------------                                                              -------------------------------------    |
   |                                                                                                                              |
   |                                                                                                                              |
Jan 2005                                                                                                                    May 2007

[BARCLAYS CAPITAL LOGO]


Proprietary Feedback Structure

o As a Barclays Capital captive, our loans continue to be subjected to a stringent credit, compliance, and value review prior to inclusion into a deal population

o Credit distributes biweekly memos announcing changes, clarifications, or interpretations of the guidelines.

o The VP of Credit chairs a monthly Credit Committee where changes and new products are presented for approval, and updates are given on quality control audits.

o As a Barclays subsidiary, EquiFirst is in a unique position to receive investor feedback and adjust its underwriting and processes to address investor concerns.

---------------------
|                   |
|      Broker       | ---
|                   |    |
---------------------    |
                         |                                                                                -----------------------
---------------------    |                                                                                |                     |
|                   |    |                                                                                |   Surveillance and  |
|      Broker       |----|                                                                                |      Monitoring     |
|                   |    |                                                                                |                     |
---------------------    |                                                                                -----------------------
                         |                                           ----------------------                          |
                         |        ------------------------           |                    |                          v
                         |        |                      |           | Barclays 3rd Party |               -----------------------
---------------------    |        |     EquiFirst        |           |   Due Diligence    |               |                     |
|                   |    |        |    Centralized       |           |                    |               |                     |
|      Broker       |----|------> | Underwriting and     |---------> |      Credit        |-------------> |    Securitization   |
|                   |    |        |     Processing       |           |--------------------|               |                     |
---------------------    |        |                      |           |    Compliance      |               |                     |
                         |        ------------------------           |--------------------|               -----------------------
                         |                  ^                        |Appraisal Waterfall |                          |
                         |                  |                        |---------------------                          |
---------------------    |                  |                        |                    |                          v
|                   |    |                  |                        |________   _________|               -----------------------
|      Broker       |----|                  |                                 \ /                         |                     |
|                   |    |                  |                                  v                          |     Investors       |
---------------------    |                  |                   Due Diligence is occurring as             |                     |
                         |                  |                   if we were a 3rd Party Seller             -----------------------
                         |                  |                                                                        |
                         |                  --------------------------------------------------------------------------
---------------------    |                                           Investor Feedback
|                   |    |
|      Broker       |----|
|                   |
---------------------

[BARCLAYS CAPITAL LOGO]


                       $383,200,000                       $807,738,000                           $1,692,226,000

                     [EQUIFIRST LOGO]                   [EQUIFIRST LOGO]                        [EQUIFIRST LOGO]
2006         RAMP Series 2006-EFC2 Trust           Soundview Home Loan Trust               Soundview Home Loan Trust

             Mortgage Asset Backed Pass-Through    Asset Backed Certificates               Asset Backed Certificates
             ----------------------------------    ---------------------------------       ----------------------------------
             Certificates, Series 2006-EFC2        Series 2006-EFC2                        Series 2006-EQ1

                                                   RBS Greenwich Capital                   RBS Greenwich Capital
             GMAC RFC Securities
                                                   Morgan Keegan & Co., Inc.               Morgan Keegan & Company, Inc.

                     $1,479,741,000                       $593,225,000

                     [EQUIFIRST LOGO]                   [EQUIFIRST LOGO]
2006         Structured Asset Securities Corp.     RAMP Series 2006-EFC1 Trust
             Series 2006-EQ1                       Mortgage Asset Backed Pass-Through
             Senior/Subordinate Certificates       Certificates, Series 2006-EFC1
             ----------------------------------    ----------------------------------

                                                       GMAC RFC Securities
             Lehman Brothers
                                                       Banc of America Securities, LLC
------------------------------------------------------------------------------------------------------------------------------


                       $698,175,000                       $672,696,000                            $693,318,000

                     [EQUIFIRST LOGO]                   [EQUIFIRST LOGO]                        [EQUIFIRST LOGO]

             RAMP Series 2005-EFC7 Trust           RAMP Series 2005-EFC6 Trust             RAMP Series 2005-EFC5 Trust
2005         Mortgage Asset Backed Pass-Through    Mortgage Asset Backed Pass-Through      Mortgage Asset Backed Pass-Through
             Certificates, Series 2005-EFC7        Certificates, Series 2005-EFC6          Certificates, Series 2005-EFC5
             ----------------------------------    ----------------------------------      ----------------------------------
             GMAC RFC Securities                       JP Morgan                               GMAC RFC Securities

             Barclays Capital                          GMAC RFC Securities                     Citigroup




                       $707,796,000                       $731,914,000                            $679,331,000

                     [EQUIFIRST LOGO]                   [EQUIFIRST LOGO]                        [EQUIFIRST LOGO]

             RAMP Series 2005-EFC4 Trust           RAMP Series 2005-EFC3 Trust             RAMP Series 2005-EFC2 Trust
             Mortgage Asset Backed Pass-Through    Mortgage Asset Backed Pass-Through      Mortgage Asset Backed Pass-Through
2005         Certificates, Series 2005-EFC4        Certificates, Series 2005-EFC3          Certificates, Series 2005-EFC2
             ----------------------------------    ----------------------------------      ----------------------------------
             GMAC RFC Securities                     GMAC RFC Securities                       GMAC RFC Securities

             JPMorgan                                Credit Suisse First Boston                Credit Suisse First Boston


                     $1,074,195,000                       $728,018,000

                     [EQUIFIRST LOGO]                   [EQUIFIRST LOGO]

             RAMP Series 2005-EFC1 Trust           EquiFirst Mortgage Loan Trust 2005-1
             Mortgage Asset Backed Pass-Through    Asset Backed Certificates
2005         Certificates, Series 2005-EFC1        Series 2005-1
             ----------------------------------    ------------------------------------
             GMAC RFC Securities                      RBS Greenwich Capital
             RBS Greenwich Capital                    Morgan Keegan & Co., Inc.
             Banc of America Securities,LLC           Sandler O'Neill & Partners, LP
------------------------------------------------------------------------------------------------------------------------------


                      $448,725,000                       $280,430,000                           $446,668,000

                     [EQUIFIRST LOGO]                   [EQUIFIRST LOGO]                        [EQUIFIRST LOGO]

2004         EquiFirst Mortgage Loan Trust 2003-2  EquiFirst Mortgage Loan Trust 2003-1   EquiFirst Mortgage Loan Trust 2004-3
and          Asset Backed Certificates             Asset Backed Certificates              Asset Backed Certificates
2003         Series 2003-2                         Series 2003-1                          Series 2004-3
             ------------------------------------  ------------------------------------   ----------------------------------
                                                                                            RBS Greenwich Capital
             RBS Greenwich Capital                   RBS Greenwich Capital                  Morgan Keegan & Co., Inc.
                                                                                            Sandler O'Neill & Partners, LP

                       $621,876,000                       $346,370,000

                     [EQUIFIRST LOGO]                   [EQUIFIRST LOGO]

2004         EquiFirst Mortgage Loan Trust 2004-2  EquiFirst Mortgage Loan Trust 2004-1
and          Asset Backed Certificates             Asset Backed Certificates
2003         Series 2004-2                         Series 2004-1
             ------------------------------------  ------------------------------------
             RBS Greenwich Capital                   RBS Greenwich Capital
             Morgan Keegan & Co., Inc.               Morgan Keegan & Co., Inc.
             WaMu Capital Corp.                      WaMu Capital Corp.
------------------------------------------------------------------------------------------------------------------------------

[BARCLAYS CAPITAL LOGO]





Appendix

[BARCLAYS CAPITAL LOGO]


EquiFirst FAQ

1.    EquiFirst in 6 bullet points:

            o EquiFirst, headquartered in Charlotte, NC, has been in business since 1990

            o EquiFirst volumes: 2007 projected volume of $11 billion, $10.8 billion in 2006 and $8.8 billion in 2005

            o Two production centers located in Charlotte, NC and Phoenix, AZ which created a highly centralized and disciplined model

            o     1400 employees with roughly 500 account executives

            o Approximately 19 deals totaling $16 billion in securities (EMLT, RAMP-EFC, SASCO-EQ, SVHE-EQ)

            o Culture of cost and underwriting discipline has allowed EquiFirst to maintain consistent operating performance

2.    Has EquiFirst ever issued securities?

      o     Yes, approximately $16 billion of single-seller deals

                  o     EMLT: 2003 & 2004 transactions

                  o     RAMP-EFC: 2005 & 2006

                  o     SASCO-EQ: 2006 & 2007

                  o     SVHE-EQ: 2006

[BARCLAYS CAPITAL LOGO]

3.    Does EquiFirst Service loans?

            o     No, HomEq will service 100% of EquiFirst loans after March
                  31st

            o Servicing moves to HomEq from the loan closing eliminating the disruptive servicing transfer process

4.    How has EquiFirst performed during the downturn?

            o     EquiFirst averaged roughly 2.50% Early Payment Defaults in
                  2006

            o Its stable owner prior to the acquisition by Barclays allowed us to focus on the credit/origination concerns of the industry rather than liquidity issues

            o Barclays Capital's acquisition pairs EquiFirst with HomEq and will allow EquiFirst to reduce the Early Payment Defaults due to technicalities and transfer disruptions

            o EquiFirst has also changed credit policies related to stated documentation, high-leverage loans and first time homebuyers

[BARCLAYS CAPITAL LOGO]

5.    Why should I buy EquiFirst branded bonds?

            o Collateral consistently prepays slower than same vintage cohorts since 2003

            o Cumulative losses perform in the mid to mid-low range of same vintage cohorts over time

                        o Consistent underwriting and discipline since EquiFirst processes and underwrites in only two centers nationally

                        o EquiFirst has good processes, but more importantly the company consistently applies and adheres to its policies and procedures

            o The above two factors taken together lead to more stable and overall better performance when compared to same vintage cohorts

            o Finally, due to the number of deals off of various shelves, EquiFirst collateral is serviced by nearly every major servicer and the performance is consistent across servicers

            o Going forward, EquiFirst collateral will be serviced by HomEq with no servicing transfer, which management believes will allow greater consistency of servicing and less disruption to the borrower

6.    How does EquiFirst plan to grow in 2008?

            o     Stable parent allowing for focus on business

            o Capture opportunistic market share as other are distracted with issues

            o     Expand product channels: Alt-A and other new products

            o Technology: increase the effectiveness of EquiFirst's origination tool and proliferate the broker usage allowing more with fewer account executives

[BARCLAYS CAPITAL LOGO]

7.    Can I visit or meet with the people at EquiFirst?

            o     Yes, EquiFirst hosts on-site visitors frequently

            o Contacts: JT Smith, SVP Capital Markets; Nikki Baldonieri, VP Secondary Marketing

            o     Please give some notice due to scheduling


                                                                              13